Exhibit 4.4

                                 PROMISSORY NOTE
                                 ---------------


$5,000.00                                                    September 15, 2008

               FOR VALUE RECEIVED, and intending to be legally bound, Wentworth IV, Inc. (the "Maker"), hereby unconditionally and irrevocably promises to pay to the order of Vero Management, LLC (the "Payee"), in lawful money of the United States of America, the sum of five thousand dollars ($5,000.00) on such date that the Payee, by delivery of written notice to the Maker, demands payment of all obligations hereunder, without presentment for payment, diligence, grace, exhibition of this Promissory Note, protest, further demand or notice of any kind, all of which are hereby expressly waived (the "Maturity Date").

               Interest shall accrue on the outstanding principal balance of this Promissory Note on the basis of a 360-day year daily from the date the Maker receives the funds from the Payee until paid in full at the rate of five percent (5.0%) per annum, and shall be due and payable at the Maturity Date, or the prepayment date, if any, whichever is earlier. This Promissory Note may be prepaid in whole or in part at any time or from time to time prior to the Maturity Date.

               For purposes of this Promissory Note, an "Event of Default" shall occur if the Maker shall: (i) fail to pay the entire principal amount of this Promissory Note when due and payable, (ii) admit in writing its inability to pay any of its monetary obligations under this Promissory Note, (iii) make a general assignment of its assets for the benefit of creditors, or (iv) allow any proceeding to be instituted by or against it seeking relief from or by creditors, including, without limitation, any bankruptcy proceedings.

               In the event that an Event of Default has occurred, the Payee or any other holder of this Promissory Note may, by notice to the Maker, declare this entire Promissory Note to be forthwith immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Maker. In the event that an Event of Default consisting of a voluntary or involuntary bankruptcy filing has occurred, then this entire Promissory Note shall automatically become due and payable without any notice or other action by Payee. Commencing five days after the occurrence of any Event of Default, the interest rate on this Note shall accrue at the rate of 18% per annum.

               The nonexercise or delay by the Payee or any other holder of this Promissory Note of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance. No waiver of any right shall be effective unless in writing signed by the Payee, and no waiver on one or more occasions shall be conclusive as a bar to or waiver of any right on any other occasion.

               Should any part of the indebtedness evidenced hereby be collected by law or through an attorney-at-law, the Payee or any other holder of this Promissory Note shall, if permitted by applicable law, be entitled to collect from the Maker all reasonable costs of collection, including, without limitation, attorneys' fees.

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               All notices and other communications must be in writing to the address of the party set forth in the first paragraph hereof and shall be deemed to have been received when delivered personally (which shall include via an overnight courier service) or, if mailed, three (3) business days after having been mailed by registered or certified mail, return receipt requested, postage prepaid. The parties may designate by notice to each other any new address for the purpose of this Promissory Note.

               Maker hereby forever waives presentment, demand, presentment for payment, protest, notice of protest, and notice of dishonor of this Promissory Note and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Promissory Note.

               This Promissory Note shall be binding upon the successors and assigns of the Maker, and shall be binding upon, and inure to the benefit of, the successors, heirs, legatees and assigns of the Payee.

               This Promissory Note shall be governed by and construed in accordance with the internal laws of the State of Delaware. All disputes between the Maker and the Payee relating in any way to this Promissory Note shall be resolved only by state and federal courts located in Delaware, and the courts to which an appeal therefrom may be taken.

               IN WITNESS WHEREOF, the undersigned Maker has executed this Promissory Note as of September 15, 2008.


                                               MAKER:

                                               WENTWORTH IV, INC.


                                               By: /s/ Kevin R. Keating
                                                   -----------------------------
                                                    Name: Kevin R. Keating

                                                    Title: President